UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  March 12, 2009

TAYLOR DEVICES, INC.
(Exact name of registrant as specified in its charter)

New York	0-3498	16-0797789
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

90 Taylor Drive	North Tonawanda, New York	14120-0748
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:    (716) 6940800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

In order to reduce Registrant's administrative expenses, on March 12, 2009, the Board of Directors voted unanimously to authorize Registrant's President and Chief Executive Officer, Douglas P. Taylor, to use approximately $60,000 of Registrant's cash on hand to make an offer to purchase all, but not less than all, shares tendered by each and every shareholder who, on March 4, 2009, owns beneficially or of record fewer than 100 Shares ("Eligible Shareholders") (the "Offer") of Registrant's outstanding common stock, $.025 par value ("Shares").  Acceptance of the Registrant's odd lot tender offer by any shareholder is voluntary.  Eligible Shareholders will be paid $3.00 per Share for every Share tendered, and will not be charged any broker's fees, commissions or other charges.  The Offer will commence on March 16, 2009 and expire on April 17, 2009, unless extended for an additional period.

The Board of Directors and Management of the Registrant make no recommendation as to whether any Eligible Shareholder should accept the Offer.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Page in sequential numbering system where Exhibit is found

(99) Press release dated March 12, 2009	3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAYLOR DEVICES, INC.
(registrant)

Dated:	March 12, 2009	By:	/s/Douglas P. Taylor
Douglas P. Taylor, President And Chief Executive Officer

Exhibit 99

PRESS RELEASE DATED MARCH 12, 2009
Contact: Regan & Associates
       (212) 587-3005

FOR IMMEDIATE RELEASE

TAYLOR DEVICES, INC. TO PURCHASE SHARES

North Tonawanda, NY, March 12, 2009  - Taylor Devices, Inc. announced today that, in order to reduce Registrant's administrative expenses, the Board of Directors authorized the Company's President and Chief Executive Officer, Douglas P. Taylor, to use approximately $60,000 of the Company's cash on hand to offer to purchase all, but not less than all, of the shares tendered by any shareholder owning beneficially or of record as of March 4, 2009 fewer than 100 shares of the Company's outstanding common stock, $.025 par value.  Acceptance of the Company's odd lot tender offer is voluntary.  Eligible shareholders will be paid $3.00 per share for every share tendered, and will not be charged any broker's fees, commissions or other charges.  The Offer will commence on March 16, 2009 and expire on April 17, 2009 unless extended for an additional period.

The Board of Directors and Management of the Company make no recommendation as to whether any eligible shareholder should accept the Offer.